UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TWIN RIVER WORLDWIDE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Twin River Road
Lincoln, Rhode Island 02865

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on June 10, 2019

To the Shareholders of Twin River Worldwide Holdings, Inc.:

You are cordially invited to attend the 2019 annual meeting of shareholders of Twin River Worldwide Holdings, Inc. to be held at Twin River Casino Hotel located at 100 Twin River Road, Lincoln, Rhode Island 02865 at 10:00 a.m. Eastern Time on June 10, 2019, for the following purposes:

1.	To elect the following nominees to hold office for a term of three years: Soohyung Kim and John E. Taylor, Jr.;
2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2019; and
3.	To transact other business, if any, that may properly come before the Annual Meeting or any adjournments or postponements.

Only shareholders of record at the close of business on May 15, 2019 are entitled to receive notice of, and to vote at, the annual meeting or any adjournments or postponements of the meeting. Your vote is important. Whether or not you expect to attend the meeting in person, please sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your shares are represented at the meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must provide your broker, bank or financial institution with instructions on how to vote your shares.

If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. at (800) 322-2885 (toll-free in North America) or at (212) 929-5500 or by email at proxy@mackenziepartners.com.

By Order of the Board of Directors

John E. Taylor, Jr. Chairman of the Board of Directors

May 6, 2019

TWIN RIVER WORLDWIDE HOLDINGS, INC.
100 Twin River Road
Lincoln, Rhode Island 02865

PROXY STATEMENT

Annual Meeting of Shareholders
to be held on June 10, 2019

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Twin River Worldwide Holdings, Inc. to be held at Twin River Casino Hotel located at 100 Twin River Road, Lincoln, Rhode Island 02865 at 10:00 a.m. Eastern Time on June 10, 2019. The approximate date on which this proxy statement and the accompanying proxy are first being furnished or sent to our shareholders of record entitled to vote at the Annual Meeting on May 6, 2019. As used in this proxy statement, references to the “Company,” “Twin River,” “we,” “our” or “us” mean Twin River Worldwide Holdings, Inc. and all entities included in our consolidated financial statements along with Dover Downs Gaming & Entertainment, Inc. (“Dover Downs”), which became an indirect wholly owned subsidiary on March 28, 2019.

The proxy materials for the annual meeting, including this proxy statement and our 2018 annual report to shareholders, are available over the internet at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

You are being sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to know to vote at the meeting. All shareholders are invited to attend the meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) so that it is received by 11:59 p.m. Eastern Time the day before the meeting date.

Record Date. Only shareholders of record as of the close of business on May 15, 2019 will be entitled to notice of and to vote at the annual meeting and any postponement or adjournments thereof. As of May 1, 2019, 41,086,985 shares of our common stock were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy.

Quorum. A majority of the shares of our common stock entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares of our common stock represented in person or by proxy (including shares which abstain, broker non-votes and shares that are not voted with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the meeting.

Required Vote. Proposal 1 is the election of directors. Directors are elected based on plurality voting, which means the director nominees who receive the most votes will be elected even if less than a majority. Only Messrs. Kim and Taylor have been duly nominated for election. As such, a shareholder may vote to “withhold” but so doing will not affect the results of the election.

Proposal 2 is ratification of Deloitte & Touche, LLP as our independent registered public accounting firm. Shareholders may vote “for,” “against” or “abstain.” Approval of Proposal 2 requires the affirmative vote of a majority of shares represented at the meeting in person or by proxy and entitled to vote thereon. A vote “against” or “abstain” will have the effect of a negative vote.

We know of no other matter to be presented at the annual meeting. If any other matter should be presented at the meeting for a vote, then the persons named as proxies would have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

Broker Non-Votes. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have discretion to direct the voting of the shares.

Brokers do not have discretionary authority to vote on election of directors and therefore there may be broker non-votes with respect to that vote. Broker non-votes will not affect the outcome of the vote on director election and will not be counted in determining the number of shares necessary for approval of such proposal. Brokers have discretionary authority to vote on ratification of Deloitte & Touche, LLP as our independent registered public accounting firm, and therefore no broker non-votes are expected in connection with that vote.

Method and Expenses of Solicitation. Proxies may also be solicited personally and by telephone or facsimile or other electronic means by our regular employees, without any additional remuneration. We have retained MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist in the solicitation, the fees of which are expected to be approximately $10,000. All costs of soliciting proxies will be borne by us. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of stock held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.

Shareholders of Record. If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Shareholders. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares. If a broker or other nominee holds your shares in “street name,” your broker has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the internet. Since you are not the shareholder of record, you may not vote in person at the meeting unless you bring to the meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote.

Attendance at the Annual Meeting. Attendance at the annual meeting will be limited to shareholders as of the record date, their authorized representatives and our guests. You should be prepared to present photo identification to be admitted to the meeting.

Revocation of Proxies. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to our Secretary at our principal executive offices at Twin River Worldwide Holdings, Inc., 100 Twin River Road, Lincoln, Rhode Island 02865, Attn: Secretary or by submission of another proxy bearing a later date. In addition, shareholders of record attending the meeting may revoke their proxies at any time before they are exercised.

Our Board of Directors unanimously recommends that you vote “for” the election of the director nominees named in this proxy statement and “for” the ratification of the appointment of Deloitte and Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to sign, date and return the enclosed proxy card or vote over the internet at www.proxyvote.com or by telephone at 1-800-690-6903 (toll free) as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the meeting or vote your shares in person. If you complete, sign and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you sign and submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by our Board of Directors. If any other matters are properly presented for voting at the meeting, or any adjournments or postponements of the meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

At the annual meeting, shareholders will vote to elect the two persons identified below to serve in the class of directors for a term of three years expiring at the 2022 annual meeting of shareholders and thereafter until their respective successors are duly elected and qualified or until the earlier of their resignation, death or removal.

Directors will be elected by the affirmative vote of the holders of a plurality of the shares represented in person or by proxy at the meeting. Shareholders may not vote their shares cumulatively in the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Any shareholder submitting a proxy has the right to withhold authority to vote for an individual nominee by writing that nominee’s name in the space provided on the proxy. Shares represented by all proxies received by us and not marked to withhold authority to vote for any individual director or for all directors will be voted “for” the election of all of the nominees named below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to nominate someone else or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

Nominees for Directors

Sooyung Kim and John E. Taylor, Jr. have been nominated to serve as directors by our Board of Directors, based upon the recommendation of our Nominating and Governance Committee. The following table sets forth certain information regarding the nominees:

Name and Age of Nominee	Biographical Information
Soohyung Kim Age 44
Mr. Kim has served as an independent director of Twin River since 2016. Mr. Kim is currently the Founding Partner of Standard General L.P., an investment firm, and is the firm’s Managing Partner and Chief Investment Officer. Standard General L.P. beneficially owns 31.8% of our outstanding shares of common stock. Mr. Kim has been investing in special situations strategies since 1997, including as co-founder of Cyrus Capital Partners from 2005 to 2007 and at Och-Ziff Capital Management from 1999 to 2005, where he was a Principal and co-founder of its fixed income business. Prior to joining Och-Ziff Capital Management, Mr. Kim was an analyst for the Capital Management Group at Bankers Trust Company from 1997 to 1999. Mr. Kim is a Director of Maidstone Insurance Company, a Director of Coalition for Queens, a Director of the Cary Institute of Ecosystem Studies and the President of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC. Mr. Kim was an officer and director of General Wireless Operations Inc. and certain affiliates within two years of its bankruptcy filing. Mr. Kim’s knowledge of markets enhances the ability of Twin River to make strong financial judgments and generate long-term shareholder value.

John E. Taylor, Jr. Age 52
Mr. Taylor has served as the Chairman of the Twin River Board of Directors since 2010 and Executive Chairman since July 2017. Mr. Taylor was formerly the Chief Executive Officer and President of GameLogic, Inc., a provider of internet based games for the regulated gaming industry, positions he has held since June 6, 2007 and March 16, 2006, respectively. Prior to joining GameLogic, Mr. Taylor previously worked in several capacities, including as Managing Director and Partner of Snowmark Corporation, a venture capital firm, the President and Chief Executive Officer of SnowMark portfolio company GTESS, a software service company for automating healthcare claims processing. Prior to Snowmark, Mr. Taylor served as the President and Chief Executive

Name and Age of Nominee	Biographical Information

Officer of Dreamport, the gaming and entertainment subsidiary of GTECH Corporation, a then-NYSE listed company. Simultaneously he served as a member of the Executive Management Committee of GTECH. He has served as Special Assistant to the Governor of Rhode Island and acted as a Member of the Governor’s Senior Staff. Mr. Taylor’s broad leadership experience is expected to help broaden the scope of the Board of Directors and provide valuable insight into the business.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE.

Continuing Directors

The following table sets forth information relating to our directors who will continue to serve as directors until the expiration of their respective terms of office:

Name and Age of Nominee	Biographical Information
George T. Papanier Age 61 Term expires: 2020
Mr. Papanier has been the President and Chief Executive Officer of Twin River since 2011; served as director from 2011 to July 2012 and resumed the position in 2013. From 2004-2011, Mr. Papanier served as the Chief Operating Officer of Twin River. In 2009, Twin River filed for voluntary reorganization under the federal bankruptcy laws while Mr. Papanier was serving as Chief Operating Officer. Twin River emerged from the voluntary reorganization at the end of 2010. With more than 35 years of experience in the gaming industry and 14 years with Twin River, Mr. Papanier brings to Twin River and its Board of Directors an in-depth understanding of Twin River, its strategy and the gaming industry generally. Mr. Papanier is also a Certified Public Accountant.

Jeffrey W. Rollins Age 54 Term expires: 2020
Mr. Rollins served as an independent director at Dover Downs until its acquisition by Twin River earlier this year, a position he held since 2002. He joined Ashford Capital Management in August 2013 as Senior Investment Officer and Managing Member, Osprey Advisors. Prior to joining Ashford, Mr. Rollins founded J.W. Rollins & Associates, which focused on investing in and building established and early stage growth companies. In addition, he has served in leadership or board capacity in several public and private companies. He was also a Partner and Managing Director of a private equity fund focused on growth companies. Mr. Rollins currently serves on the Board of Dover Motorsports (NYSE: DVD) and the Duke University Fuqua School of Business, Board of Visitors where he received his M.B.A. Mr. Rollins brings valuable experience and first-hand knowledge of Dover Downs, which is expected to aid in its integration with the Company and in respect of investments generally.

Terrence Downey Age 64 Term expires: 2021
Mr. Downey has served as an independent director at Twin River since February 2019. Mr. Downey served as the President and Chief Operating Officer of SLS Las Vegas from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple Station Casinos locations. Mr. Downey brings valuable experience with his demonstrated history of working in the gaming industry and strong business development skills.

Wanda Y. Wilson has applied for regulatory approvals to join our Board of Directors and agreed to join the Board of Directors upon receipt of such approvals. If such regulatory approvals are given, Ms. Wilson would join in the class of directors whose term expires at the 2021 annual meeting of shareholders. The following table sets forth certain information with regard to her:

Name and Age of Nominee	Biographical Information
Wanda Y. Wilson Age 69
Ms. Wilson currently serves as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (TEL). Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel, and was promoted to Chief Operating Officer and Secretary in 2013. Earlier in her career, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for 10 years. Ms. Wilson brings valuable experience as an accomplished attorney with over 25 years of executive management experience in the public gaming industry.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of five members and has the following four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance Committee. The membership and functions of each standing committee are described below. Each standing committee operates under a written charter which, along with our Code of Business Conduct, can be found on the Investors—Governance section of our website at www.twinriverwwholdings.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with Securities and Exchange Commission (the “SEC”).

Board Meetings

During the year ended December 31, 2018, our Board of Directors held 20 meetings, including telephonic meetings. During this period, all of the then existing directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served. The independent directors met without management present at each of the regular quarterly meetings of the Board of Directors in 2018.

Director Attendance at Annual Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of shareholders, we encourage the members of our Board of Directors to attend such meetings. All of our directors, except Mr. Kim (who was then out of the country), attended last year’s annual meeting of shareholders held on May 11, 2018.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of our Board of Directors not later than, March 28, 2020, the first anniversary of the date of the listing of our common stock on the NYSE. NYSE and SEC rules also impose several other requirements with respect to the independence of our directors. Our Board of Directors has undertaken a review of the independence of each director based upon these rules. Applying these standards, our Board of Directors has affirmatively determined that Mr. Kim and Mr. Downey qualify as independent directors under applicable rules. In making these determinations, our Board of Directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our Board of Directors deemed relevant.

Board Leadership Structure

John E. Taylor, Jr, our Executive Chairman, also serves as the Chairman of our Board of Directors. Our Board of Directors has considered this leadership structure and believes it currently provides the most efficient and effective leadership model for Twin River by enhancing both the Executive Chairman’s and Chief Executive

Officer’s ability to provide clear insight and direction of business strategies and plans to both our Board of Directors and management. Separating the roles of Chairman of the Board of Directors ensures that our Chief Executive Officer is able to more exclusively focus on this role. Our Board of Directors has not appointed a lead independent director at this time.

Ability of Shareholders to Communicate with our Board of Directors

We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of our Secretary at our corporate office address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the Nominating and Governance Committee in care of our Secretary at our corporate office address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our corporate office address. All such shareholder communications will be forwarded to the applicable director(s), unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Twin River or its business or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Audit Committee

Our audit committee currently consists of Mr. Downey (Chair) and Mr. Mr. Rollins. We expect to expand the Audit Committee to include Ms. Wilson when her licensing process is complete. Our Board of Directors has determined that Mr. Downey and Mr. Rollins are independent under the NYSE and SEC standards. Mr. Downey and Mr. Rollins are financially literate within the requirements of the NYSE listing standards and our Board of Directors has determined that Mr. Downey qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC and NYSE requirements. We intend to comply with the membership and independence requirements for all members of the audit committee within the time periods required under the NYSE listing rules.

The Audit Committee operates under a written charter adopted by the Board of Directors. The primary duties and responsibilities of the Audit Committee are to (1) assist the Board of Directors in fulfilling its oversight responsibilities with respect to (a) the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications, independence and performance, and (d) the performance of the Company’s internal audit function; (2) prepare the Committee’s report to be included in the Company’s annual proxy statement; (3) advise and consult with management and the Board of Directors regarding the financial affairs of the Company; and (4) appoint, compensate, retain, terminate and oversee the work of the Company’s independent auditors. The responsibilities and activities of the Audit Committee are described in greater detail in the report included in this proxy statement under the caption “Report of the Audit Committee.”

The Audit Committee held four meetings during the year ended December 31, 2018. The Audit Committee also held executive sessions on several occasions during the year with company management not present.

Compensation Committee

Our Compensation Committee currently consists of Mr. Kim (Chair) and Mr. Downey. Each member of the Compensation Committee is an independent director, as defined by the NYSE listing standards. All members of our Compensation Committee are also “non-employee directors” under SEC standards.

The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee is responsible for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate. Among other things, the role of the Compensation Committee is to: (1) establish and review executive compensation policies and programs; (2) review and approve executive officer compensation; (3) recommend incentive compensation plans; (4) recommend equity-based plans; (5) administer compensation plans; (6) review annually and determine the peer group(s) used for benchmarking executive compensation levels; (7) oversee regulatory compliance; (8) review employment agreements and severance agreements; (9) oversee management continuity; (10) review director compensation; (11) determine and review stock ownership guidelines; and (12) review compensation discussion and analysis.

The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director or executive officer compensation. The Compensation Committee also has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. Twin River will provide appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm, independent counsel or other independent advisors hired by the Compensation Committee.

The Compensation Committee held four meetings during the year ended December 31, 2018. Our President and Chief Executive Officer does not participate in deliberations concerning, and was not present for the vote on, his compensation arrangements. Additional information regarding the Compensation Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed under the heading “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Mr. Kim. Our Board of Directors has determined that Mr. Kim is independent as defined by NYSE standards. We expect to expand the Nominating and Governance Committee to include Ms. Wilson when her licensing process is complete.

The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors. The primary purpose of the Nominating and Governance Committee is to recommend candidates to fill vacancies on the Board of Directors and newly created director positions, recommend whether incumbent directors should be nominated for re-election to the Board of Directors upon the expiration of their terms, recommend corporate governance guidelines applicable to the Board of Directors and the Company’s employee, oversees the evaluation of the Board of Directors and its committees and assess and recommend members of the Board of Directors to the Board of Directors for committee membership. No person may serve as a member of the Board of Directors or be elected or nominated for election to the Board of Directors, unless such person has been licensed to serve as a member of the Board of Directors by the applicable gaming authorities at the time of such service, election or nomination.

The Nominating and Governance Committee was established in February 2019 in connection with the listing of our shares of common stock on the NYSE. As such, our Nominating and Governance Committee did not meet during 2018.

Compliance Committee

Our Compliance Committee currently consists of: Mr. Craig Eaton, Senior Vice President, General Counsel and Secretary of Twin River, and Mr. Papanier. We expect to expand the Compliance Committee to include Ms. Wilson when her licensing process is complete. The Compliance Committee was formed by the Board of Directors and operates under a written charter adopted by the Board of Directors. The primary purpose of the Compliance Committee is to establish and administer the Company’s compliance program (the “Compliance Program”) and develop, initiate, maintain and revise compliance policies and procedures to prevent illegal, unethical, or improper conduct. Among other things, the role of the Compliance Committee is to: (1) periodically review the Code of Business Conduct to ensure continuing relevance in providing guidance to management and employees and, if applicable, recommend updates to the Code to the Board of Directors; (2) maintain reasonable current knowledge of laws and regulations; (3) respond to alleged material violations of rules, regulations, policies, procedures and the Code of Business Conduct as identified by the compliance officer by evaluating or recommending the initiation of investigative procedures; (4) act as an independent review and evaluation body with the objective of ensuring that identified compliance issues within the Company are evaluated, investigated and resolved; (5) identify potential areas of compliance vulnerability and risk, develop and implement corrective action plans determined to be appropriate for resolution of compliance issues and provide general guidance on how to avoid and address similar situations in the future; (6) monitor anti-money laundering requirements and compliance; (7) monitor the compliance communication program for the Company; (8) monitor the performance of the Compliance Program and related activities on a continuing basis, taking appropriate steps to improve its effectiveness; and (9) provide updates to the Audit Committee, as necessary, regarding the operation and progress of compliance efforts.

The Compliance Committee held four meetings during the year ended December 31, 2018.

Board of Directors’ Role in Risk Oversight

Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our exposure to risk. The Board of Directors is regularly updated regarding risks that we face, including those that may impact our financial and operational performance, our credit and liquidity profile and other elements of our strategic plans. The Audit Committee assists our Board of Directors in this function and is charged with oversight of our policies regarding risk assessment and management, including our policies regarding management of financial risk exposure and review of related party transactions. Our other standing committees also have responsibilities with respect to risk oversight. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating and Governance Committee was formed to manage risks associated with the independence of the Board of Directors, including considering whether any director nominees have relationships or potential conflicts of interest that could affect their independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed of risks we face through reports from our committees and management.

DIRECTOR COMPENSATION

Non-employee members of the Board of Directors have historically been compensated for their service with annual retainer fees. Other than Mr. Kim, who declined compensation for his service as a Twin River director in 2018, non-employee directors were paid an annual retainer of $150,000, consisting of $50,000 in cash paid in quarterly installments and $100,000 in the form of an annual grant of Twin River equity awards which vest quarterly. The Compensation Committee determined that, for 2018, the equity award portion of the annual retainer would be paid instead in cash. In addition, non-employee directors were paid $2,500 for in-person meetings and $1,000 for telephonic meetings. Any non-employee director who also serves as a Chair of a committee received an additional $10,000 per Chair position, paid on a quarterly basis, and an additional $1,500 for in-person committee meetings.

Director Compensation Table for 2018

The following table provides compensation information for the year ended December 31, 2018. Other than Mr. Taylor, whose compensation is shown in the Summary Compensation Table, the only director who received compensation for his services was Mr. Capp. Mr. Capp resigned from the Board of Directors on December 31, 2018 in connection with his appointment as Executive Vice President and Chief Financial Officer. Mr. Papanier does not receive compensation for his service as a director because he is an employee of Twin River. Mr. Kim has declined compensation for his service as a Twin River director. In 2018, Mr. Capp received cash retainer fees only and did not receive any equity-based compensation awards.

Name	Fee Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Stephen H. Capp	224,500	—	224,500
Soohyung Kim	—	—	—
George T. Papanier	—	—	—
John E. Taylor, Jr.	—	—	—

2019 Director Compensation

The Board of Directors updated its director compensation policy commencing on January 1, 2019. For 2019, non-employee directors will be paid an annual retainer of $120,000, which consists of $60,000 paid in cash and $60,000 paid in stock. The Chair of the Audit Committee will receive an additional $60,000 cash retainer annually and the Chair of any other committee will receive an additional $30,000 cash retainer annually. In addition, new members of the Board of Directors will receive a one-time equity grant equal to $100,000 on the grant date. Mr. Kim has declined compensation for his service as a Twin River director.

EXECUTIVE OFFICERS

Biographical information for the executive officers of Twin River as of the date of this proxy statement (other than our President and Chief Executive Officer, George T. Papanier, and our Executive Chairman, John. E. Taylor, whose biographical information is provided above under “Election of Directors”) is set forth below. Executive officers serve at the discretion of our Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors. There are no family relationships between our directors and executive officers.

Executive Officers:

Name	Age	Position
George T. Papanier	61	President and Chief Executive Officer, Director
Stephen H. Capp	56	Executive Vice President and Chief Financial Officer
John E. Taylor, Jr.	52	Executive Chairman, Director

Stephen H. Capp

Mr. Capp has served as Executive Vice President and Chief Financial Officer of Twin River since January 1, 2019. Mr. Capp previously served as a member of the Twin River Board of Directors from 2012 through 2018. From 2003 to 2011, Mr. Capp served as Chief Financial Officer of Pinnacle Entertainment, a gaming and hospitality company in Las Vegas. Prior to working at Pinnacle Entertainment, Mr. Capp was a Managing Director at Bear Stearns from 1999 to 2003, and prior to that was a Managing Director at BancAmerica Securities.

OWNERSHIP OF SECURITIES AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information about the beneficial ownership of our common stock as of May 1, 2019 for (1) each shareholder known by us to beneficially own more than 5% of our common stock, (2) each of our current directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 41,086,985 shares of our common stock outstanding on May 1, 2019.

Information with respect to beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of our common stock, by filings made with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 1, 2019 are deemed outstanding, as well as any shares of common stock that such person has the right to acquire upon the vesting of restricted stock units within 60 days after May 1, 2019, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, the mailing address of each shareholder is c/o Twin River Worldwide Holdings, Inc., 100 Twin River Road, Lincoln, Rhode Island 02865.

	Shares of Common Stock Beneficially Owned
Beneficial Owners	Number of Shares	Percentage of Class
Named Executive Officers and Directors
Soohyung Kim(1)	13,083,391	31.8%
John E. Taylor Jr.(2)	415,363	1.0%
Glenn A. Carlin(3)	393,604	*
George T. Papanier	257,504	*
Stephen H. Capp	246,812	*
Terrence Downey	—	—
All Current Executive Officers and Directors (5 persons)(4)	14,396,674	35.0%

Standard RI Ltd(1)	13,083,391	31.8%
Chatham Asset Management, LLC(5)	5,934,088	14.4%
Solus Ltd.(6)	4,096,006	9.9%
HG Vora Special Opportunities Master Fund, Ltd(7)	2,428,000	5.9%

* - Less than 1%

(1)	Consists of 13,083,391 shares of Twin River common stock held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the shares held by Standard RI Ltd. Soohyung Kim is the managing partner and chief investment officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.
(2)	Consists of (a) 354,752 shares of Twin River common stock and (b) 67,955 shares of Twin River common stock underlying vested performance awards held by Mr. Taylor that are not payable until the termination of Mr. Taylor’s employment with Twin River.
(3)	Consists of (a) 37,228 shares of Twin River common stock, (b) 246,812 shares of Twin River common stock held by the Glenn A. Carlin Family Trust ua February 1, 2011 of which Mr. Carlin’s wife is the sole trustee, and (c) 109,564 presently exercisable options to purchase shares of Twin River common stock. Mr. Carlin disclaims beneficial ownership of the 246,812 shares of Twin River common stock.
(4)	Jeffrey W. Rollins joined the Board of Directors as of May 2, 2019 and he is therefore excluded from the table above.
(5)	Amounts beneficially owned by Chatham Asset Management, LLC (“Chatham Asset Management”) are based solely on a report on Form 4 filed with the SEC on April 19, 2019. Chatham Asset Management is the investment manager to Chatham Asset High Yield Master Fund, Ltd., a Cayman Islands exempted company (“Chatham Master Fund”), and other affiliated funds (collectively with Chatham Master Fund, the “Chatham Funds”). Anthony Melchiorre (“Mr. Melchiorre”) is the managing member of Chatham Asset Management. As of April 17, 2019, Chatham Master Fund held 2,815,863 Twin River common shares, and certain other affiliated funds held an aggregate of 3,118,225 Twin River common shares. Pursuant to Reg. Section 240.16a-1(a)(2), the Chatham Asset Management 's and Mr. Melchiorre's beneficial ownership is limited to their pecuniary interest, if any, in such securities. The address for Chatham Asset Management, LLC is 26 Main Street, Suite 204, Chatham, New Jersey 10151.

(6)	Amounts beneficially owned by Solus Ltd. are based solely on a report on Form 4 filed with the SEC on April 4, 2019. The Twin River common shares are held directly by certain funds and/or accounts (collectively, “Clients”) managed by Solus Alternative Asset Management LP (“Solus”). Solus GP LLC (“Solus GP”) is the general partner of Solus. Christopher Pucillo is the managing member of Solus GP. Solus, a Delaware limited partnership, is a registered investment adviser that serves as investment adviser to the Clients, and as such has discretion over the securities held by the Clients. The Clients expressly disclaim beneficial ownership of any shares of Common Stock. Pursuant to Rule 16a-1(a)(1), the foregoing persons are not deemed to beneficially own the securities held by the Clients. On April 17, 2019, Solus Ltd. informed Twin River that its share ownership (as of 4/16/19) was approximately 7.52%. The address of Sola Ltd. is 410 Park Ave., Floor 11, New York, NY 10022.
(7)	HG Vora Capital Management, LLC, is the investment manager of the HG Vora Special Opportunities Master Fund, Ltd. Mr. Parag Vora is the managing member of HG Vora Capital Management, LLC. The address of HG Vora Special Opportunities Master Fund Ltd. is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. The Company’s Registration Statement on Form S-4 (File No. 333-228973) was declared effective by the SEC on February 8, 2019. We started trading on the New York Stock Exchange on March 28, 2019. As such, the Company and its executive officers, directors and 10% shareholders were not required to file reports of ownership or changes of ownership in 2018.

EXECUTIVE COMPENSATION

As an “emerging growth company” under the Jumpstart Our Business Startups (JOBS) Act, the Company is eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, an exemption from the requirement to provide information relating to the ratio of total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all of the Company’s employees, as required by the Dodd-Frank Act, and an exemption from the requirement to hold a non-binding shareholder advisory vote on executive compensation. The Company is also permitted to provide scaled down financial disclosure.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles and practices underlying our executive compensation program and the decisions made by the Compensation Committee of our Board of Directors related to 2018 compensation.

Historically, prior to becoming an SEC reporting company, Twin River’s compensation philosophy focused on the following principal objectives:

•	Paying for performance based on achievement of corporate and any applicable individual objectives.
•	Paying competitively to attract, retain and motivate exceptional management performance.
•	Aligning an executive’s position with appropriate incentives from a risk management perspective.
•	Aligning management compensation with the achievement of business objectives and the creation of value for stakeholders.

As a public company, our compensation philosophy will continue to follow the same objectives, which are rooted in a desire to reward results linked to both short-term and long-term performance (pay-for-performance) and to provide compensation that will attract, incentivize and retain high-caliber individuals for the most impactful management and employee positions at Twin River. This philosophy will take into account the market practices of similarly situated peer companies and reflect the Compensation Committee’s priority of attracting and retaining the most appropriate key individuals for achievement of Twin River’s strategic business plan and annual operating goals. The Compensation Committee is still in the process of evaluating whether to change Twin River’s existing compensation programs to ensure that these objectives and overall philosophy are best met now that we are publicly traded.

2018 Named Executive Officers

This CD&A focuses on the compensation of Twin River’s named executive officers (the “NEOs”) for the year ended December 31, 2018:

•	John E. Taylor, Jr., Executive Chairman
•	George T. Papanier, President and Chief Executive Officer
•	Glenn A. Carlin, former Executive Vice President of Corporate Development, Chief Financial Officer and Treasurer

As described later in this CD&A, Mr. Carlin stepped down as Twin River’s Chief Financial Officer at the end of 2018. For a description of the amendment to Mr. Carlin’s employment agreement in connection with the termination of his employment and the commencement of his subsequent 2019 consulting role, see the section of this CD&A titled “Election of New Chief Financial Officer”.

Development of Twin River’s Executive Compensation Programs

Role of the Compensation Committee

The Compensation Committee reviews, considers and makes determinations with respect to the compensation of Twin River’s executive officers (including decisions with respect to base salary, annual bonus and long-term equity compensation). The Compensation Committee’s responsibilities include development and oversight of Twin River’s incentive plans, including the approval of performance criteria to be used in connection with Twin River’s performance-based compensation programs.

Role of Twin River’s Executive Officers in Determining Compensation

From time to time, the Chief Executive Officer and Chief Financial Officer may provide input to the Compensation Committee with respect to the performance criteria established in connection with Twin River’s performance-based compensation programs, and the Chief Executive Officer may provide input and recommendations to the Compensation Committee with respect to any individual performance goals that may be established (e.g., management objectives, etc.) in connection with those programs. However, no executive officer provides input to the Compensation Committee regarding the amount or form of compensation he receives.

Consideration of Shareholder Advisory Vote on Executive Compensation

Previously as a private company, we were not required to provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay vote”) at any prior annual meeting of stockholders. As a newly public company in March 2019 that is an emerging growth company, if required after we no longer qualify as an emerging growth company, the Compensation Committee will consider the outcome of any say-on-pay vote occurring at any annual meeting of the shareholders of the Company when making future compensation decisions for the named executive officers.

Elements of Twin River’s Executive Compensation Program

As a previously privately held company, Twin River historically had the ability to individualize its executive compensation arrangements to fit the unique roles and responsibilities of each of its NEOs. For example, as described in more detail below, the compensation package for Mr. Taylor, the Executive Chairman, is different from the compensation package that is provided to the other NEOs. This section discusses the three main components of the compensation package applicable to Messrs. Papanier and Carlin, which consists of: (1) annual base salary, (2) eligibility for an annual cash incentive bonus, and (3) participation in Twin River’s long-term, equity-based incentive program. Mr. Taylor’s compensation arrangement is discussed separately in this section, under the subheading “Compensation Arrangement with Mr. Taylor”.

Base Salary

Twin River provides Messrs. Papanier and Carlin with a base salary as a fixed component of compensation. Payment of base salary is intended to compensate each of Messrs. Papanier and Carlin for their respective day-to-day duties and responsibilities. In determining annual base salaries, the Compensation Committee considers a number of factors, including the NEO’s skill set and individual contributions to Twin River. Base salaries are generally reviewed each year by the Compensation Committee for potential adjustment, but no increase in base salary from year to year is guaranteed. There were no changes during 2018 to the following base salary levels for Messrs. Papanier and Carlin, which were in effect at the end of 2017.

Name	Base Salary for year ended 2018
George T. Papanier	$721,000
Glenn A. Carlin	$540,750

Annual Incentives

For 2018, Messrs. Papanier and Carlin were eligible to earn a portion of their compensation in the form of a performance-based annual cash incentive pursuant to Twin River’s annual pay-for-performance program (referred to as the “Annual PFP”). The Compensation Committee has historically paid annual incentive amounts to Messrs. Papanier and Carlin under the Annual PFP in order to incentivize the achievement of objectives that are based on Twin River’s operational, financial and strategic goals for the applicable year.

For 2018, Messrs. Papanier and Carlin were eligible to earn a cash incentive payment under the Annual PFP based on two components: (1) the level of adjusted EBITDA achievement (defined as earnings before interest, taxes, depreciation and amortization, as adjusted for certain items and Annual PFP payments) measured during 2018 (the “Adjusted EBITDA Performance Goal”) and (2) other individual performance objectives in the discretion of the Compensation Committee, typically of an operational or strategic nature. The Adjusted EBITDA

Performance Goal was initially weighted 75% and the other objectives were initially weighted 25%. In addition, the Compensation Committee retained the right to use its discretion to adjust this payout weighting based upon an individual’s performance in their role throughout 2018, in totality.

EBITDA is a non-GAAP performance metric that the Company further adjusts in setting performance compensation. Adjusted EBITDA for purposes of the annual incentive compensation plan represents net income before interest expense, interest income, depreciation, amortization, and the provision for taxes, plus or minus certain adjustments falling into categories approved by the Compensation Committee.

2018 Adjusted EBITDA Performance Goal

The Compensation Committee determined that the Adjusted EBITDA Performance Goal was an appropriate performance measurement tool for the Annual PFP because it serves as a reliable indicator of Twin River’s economic success. The Compensation Committee approved an Adjusted EBITDA Performance Goal target for 2018 under the Annual PFP of $185.3 million. There were also higher and lower levels of achievement which would have resulted in payouts either above or below the target level under the Annual PFP for participants.

No portion of the 2018 Annual PFP bonus would be payable in respect of the Adjusted EBITDA Performance Goal if Twin River’s actual Adjusted EBITDA Performance Goal achievement for 2018 fell below such lower levels.

2018 Strategic Objectives

Near the beginning of 2018, the Compensation Committee met to discuss certain strategic objectives that it believed would serve as appropriate indicators of strong personal and strategic performance. These goals were designed to be more subjective in nature than the Adjusted EBITDA Performance Goal, in order to allow the Compensation Committee to compensate each of Messrs. Papanier and Carlin for his individual contribution to Twin River. For 2018, the strategic objectives for Messrs. Papanier and Carlin were based on current Twin River strategic matters and initiatives, including with respect to acquisitions, reinvestment in Rhode Island, which entails hotel development and other renovations to our Twin River Casino and Hotel and the move of an operating property from Newport Grand to Tiverton Casino Hotel, external growth and Twin River’s strategic review process.

There were no changes to the following target Annual PFP bonus amounts for Messrs. Papanier and Carlin during 2018:

Name	Target Bonus
George T. Papanier	$515,010
Glenn A. Carlin	$345,053

Based on Twin River’s Adjusted EBITDA Performance Goal achievement below the established lower level for 2018, no bonus payments were made for 2018 under this portion of Annual PFP. In recent years, including 2018, Twin River’s Compensation Committee has generally set EBITDA performance targets for management under the Annual PFP, while retaining significant discretion as to the payment of performance bonuses depending upon management’s achievement of those goals, as well as management’s furtherance of other initiatives, including Twin River’s strategic goals. The Compensation Committee sets performance targets at levels it believes will require maximum effort by management in order to achieve substantial payouts under the Annual PFP. In 2018, in light of the success of many Twin River strategic initiatives, including the completion and grand opening of two significant new properties in Rhode Island, as well as Twin River’s progress toward consummation of the merger with Dover Downs, which together resulted in a transformative 2018 for Twin River, the Compensation Committee determined in January 2019 to authorize the payment of discretionary bonuses under the Annual PFP to many participants in the Annual PFP. In recognition of his leadership efforts in connection with Twin River’s 2018 initiatives, of both an operational and strategic nature, the Compensation Committee authorized payment to Mr. Papanier of a discretionary bonus of approximately $670,000. The Compensation Committee also authorized payment to Mr. Carlin, in early 2019, of a discretionary bonus of $135,000 in respect of the services he provided in 2018. The Annual PFP for 2019 has not yet been fully designed.

Long-Term Incentives

In addition to short-term incentives under the Annual PFP, the NEOs have in the past received long-term incentive compensation in the form of equity-based compensation under the Company’s equity plans. The Compensation Committee has utilized equity-based incentives because equity-based incentives effectively tie the executives’ interests with those of Twin River’s stakeholders. Toward this end, the Compensation Committee has delivered a portion of Messrs. Papanier and Carlin’s long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and a portion in the form of performance-based restricted stock units (“PSUs”) in recent years. Time-based RSUs function as a retention tool, and are inherently performance-based because the ultimate value delivered to the NEOs upon settlement of the RSUs is directly tied to Twin River’s stock price. PSUs are designed to incentivize the NEOs to achieve performance goals that are tied to Twin River’s annual level of Adjusted EDITDA Performance Goal achievement. The Compensation Committee has chosen to use the Adjusted EBITDA Performance Goal for both our annual performance-based cash bonus plan and for our PSUs because the Compensation Committee believes that the approach balances short-term and long-term decision making and is consistent with the basic compensation philosophy that earnings growth will lead to long-term stakeholder value.

Most recently, the Compensation Committee approved awards of RSUs and PSUs to each of Messrs. Papanier and Carlin in March 2017 under Twin River’s 2015 Stock Incentive Plan (the “2015 Plan”). Those RSUs vest ratably on January 1 of 2018, 2019 and 2020, subject to the executive’s continued service with Twin River through the applicable vesting date.

The PSUs awarded to Messrs. Papanier and Carlin during 2017 are eligible to vest based on the level of Adjusted EBITDA Performance Goal achievement over three separate one-year performance periods (2017, 2018 and 2019). For the 2018 performance period of the 2017 PSU award, as well as for the 2018 performance period of a similar PSU award previously granted with respect to 2016, 2017 and 2018, the applicable target levels and corresponding payout percentages are the same as the targets set for the 2018 Annual PFP.

Because Adjusted EBITDA Performance Goal achievement was $165.7 million for the 2018 performance period, which was below the threshold achievement level for the 2016 PSU award and the 2017 PSU award, we determined that none of the PSUs will be eligible to be earned in respect of the 2018 performance period for either the 2016 or the 2017 PSU award except those held by Mr. Carlin, who was entitled to payment pursuant to his PSU award agreements in connection with his termination of employment on December 31, 2018.

The number of PSUs underlying the PSU awards to which Messrs. Papanier and Carlin are entitled to receive based on achievement of performance for the applicable three performance periods are to be settled January 1 of the year following the final performance period under the applicable PSU award (e.g., January 1, 2020 for the 2017 PSU award, following the end of the 2017, 2018, and 2019 performance periods), subject to the participant’s continued service with the Company or its affiliates through the applicable settlement date.

With respect to his 2016 PSU award, because Mr. Papanier remained employed through January 1, 2019, in early 2019 Mr. Papanier received 25,168 shares in settlement of the PSUs for the 2016 performance period and 32,136 shares in settlement of the PSUs for the 2017 performance period. With respect to his 2016 PSU award, in accordance with the early termination vesting provisions in the award agreement for such award, in early 2019, Mr. Carlin received 7,552 shares in settlement of the PSUs for the 2016 performance period, 9,640 shares in settlement of the PSUs for the 2017 performance period, and 6,752 shares in settlement of the PSUs for the 2018 performance period. Achievement of the performance goal for the 2016 performance period was determined to be 104.7% of the target goal, resulting in a payout percentage of 111.8% of the target number of units. Achievement of the performance goal for the 2017 performance period was determined to be 108.6% of the target goal, resulting in a payout percentage of 142.8% of the target number of units. With respect to the performance period for 2018, Mr. Carlin received shares assuming achievement at target performance level.

With respect to his 2017 PSU award, if Mr. Papanier remains employed through the applicable settlement date in 2020, Mr. Papanier will receive 15,464 PSUs for the 2017 performance period. With respect to his 2017 PSU award, in accordance with the early termination vesting provisions in the award agreement for such award, in early 2019, Mr. Carlin received 4,640 shares in settlement of the PSUs for the 2017 performance period and 3,252 shares in settlement of the 2017 PSUs for the 2018 performance period. Achievement of the performance goal for the 2017 performance period was determined to be 108.6% of the target goal, resulting in a payout percentage of 142.8% of the target number of units. With respect to the performance period for 2018, Mr. Carlin received shares assuming achievement at target performance level.

With respect to the NEOs for 2018 who remained with us in 2019, on April 2, 2019, the Compensation Committee approved grants of RSUs and PSUs to Mr. Papanier and to Mr. Taylor in accordance with his letter agreement, as described below.

Compensation Arrangement with Mr. Taylor

During 2018, Mr. Taylor continued in the role of Executive Chairman. The Compensation Committee believes that Mr. Taylor’s current compensation arrangement appropriately reflects his unique ability to, among other things, create value with his focus on strategy, public policy and industry relationships.

In connection with his Executive Chairman role, Twin River entered into a letter agreement with Mr. Taylor, originally effective as of July 1, 2017 and subsequently amended as of December 31, 2018 (the “Taylor Letter Agreement”). During 2018, Mr. Taylor received, and he continues to receive, his compensation pursuant to the Taylor Letter Agreement. Mr. Taylor’s compensation under the Taylor Letter Agreement is in lieu of any other compensation for his service on Twin River’s Board of Directors or any committee thereof, and is intended to compensate Mr. Taylor not only for his service as Chairman of the Board of Directors, but also for the additional advisory and managerial roles that Mr. Taylor holds as Executive Chairman.

Pursuant to the Taylor Letter Agreement, Mr. Taylor receives compensation of $100,000 per month, with 62.5% of that amount being paid in cash, and the remaining 37.5% being delivered in the form of RSUs. In addition, the Compensation Committee may decide to pay Mr. Taylor an additional discretionary amount in the form of fully vested RSUs following the end of each year during the term of the Taylor Letter Agreement. On April 2, 2019, the Compensation Committee approved a grant of 14,688 RSUs to Mr. Taylor. Such vested RSUs will be settled upon the earlier of (1) Mr. Taylor’s termination of service (excluding a termination for “cause”) and (2) a “change in control” (as such terms are defined in the Taylor Letter Agreement).

Employment, Termination of Employment and Change-In-Control Arrangements

Twin River does not maintain stand-alone change-in-control agreements with any of its NEOs or with any of its other officers, although certain employment agreements with the NEOs, as described below, provide for severance benefits in connection with certain terminations following a change-in-control and certain equity award agreements with the NEOs, as described below, provide for equity vesting or payment in connection with either the occurrence of a change-in-control or certain terminations following a change-in-control. In addition, Twin River does not provide any of the NEOs or any of its other officers with a “gross up” for so-called “golden parachute” excise tax obligations payable by the executive in connection with a change in control or a subsequent termination of the executive’s employment.

During 2018, Messrs. Papanier and Carlin were each party to an employment agreement with a subsidiary of Twin River. As described in the “Election of New Chief Financial Officer” section of this CD&A, Mr. Carlin’s employment agreement was amended in connection with the termination of his employment at the end of 2018 and the commencement of his subsequent consulting relationship as of January 1, 2019. This section describes Mr. Carlin’s employment agreement as it was in effect during 2018 prior to the termination of his employment. For a description of the amendment to Mr. Carlin’s employment agreement in connection with the termination of his employment and the commencement of his subsequent 2019 consulting role, see the section of this CD&A titled Election of New Chief Financial Officer

Twin River chooses to maintain employment agreements with these NEOs because the Compensation Committee believes that employment agreements can help set the expectations of the parties, and may also provide comfort to executives during periods of transition. The employment agreements with Messrs. Papanier and Carlin provide for severance payments and benefits in the event of certain involuntary termination events (including following a change in control). In addition, the award agreements pursuant to which RSUs and PSUs have been granted to Messrs. Papanier and Carlin provide for accelerated vesting of the next tranche of RSUs, and of a pro-rated portion of PSUs based on “target” level of achievement for the performance period during which the termination occurs, in each case, upon a termination of the applicable NEO’s employment without “cause”, or as a result of the NEO’s death, disability or retirement. Any PSUs that have been earned in respect of any previously-completed performance periods will also vest upon such a termination of employment.

The award agreements pursuant to which RSUs and PSUs were granted to Messrs. Papanier and Carlin provide for double-trigger vesting in the event of a change in control, which generally means that the equity-based awards will only vest automatically upon a change in control if the acquiring or surviving entity does not provide a replacement award (as described in the 2015 Plan) to the holder. If the acquiring or surviving entity does not provide a replacement award, then (1) any unvested time-based RSUs will immediately vest, (2) any PSUs earned in respect of any previously completed performance periods will vest and (3) the unvested PSUs applicable to the performance period during which the change in control occurs will vest at the “target” level. Any PSUs eligible to vest in respect of a performance period which has not yet commenced as of the change in control will be forfeited.

If the NEO receives a replacement award in connection with a change in control, then the vesting of his award(s) will only accelerate upon the “involuntary termination” of his employment (as defined in the 2015 Plan, and which excludes a termination for “cause”) within two years following the change in control.

Pursuant to the Taylor Letter Agreement, any of Mr. Taylor’s vested RSUs will be settled upon the earlier to occur of his termination of service as a director of Twin River (other than a termination for “cause”) and a “change in control” (as such terms are defined in the Taylor Letter Agreement).

For a detailed description of the employment agreements with Messrs. Papanier and Carlin and the Taylor Letter Agreement, see the section titled “Agreements with NEOs”.

Twin River Share Ownership Guidelines and Policies for Directors and Officers

On January 18, 2019, Twin River adopted share ownership guidelines applicable to its directors and officers. The guidelines require that non-employee directors beneficially own, during their service on the Twin River Board of Directors, shares of Twin River common stock equal in value to at least five times their annual cash retainer. Twin River officers will be required to meet the following share ownership guidelines:

Officer Position	Value of Shares Owned
Chief Executive Officer	5 X base salary
Executive Vice Presidents	3 X base salary
Other Officers	2 X base salary

Non-employee directors and officers have five years from their initial election to the board or beginning of their employment, as applicable, to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained. When calculating whether a director or officer owns a sufficient number of shares under these guidelines, the following are included: (1) shares owned (including restricted shares, shares obtained upon option exercise, shares purchased in the open market, shares in a savings or interest plan, etc.); (2) shared ownership (e.g., shares owned or held in trust by immediate family); (3) shares the receipt of which have been deferred; (4) restricted stock units; (5) shares owned by a trust or other entity as to which the director or officer has voting or investment authority; and (6) unexercised stock options and performance stock units.

All Twin River directors and executive officers except for Mr. Downey, who was newly appointed as a non-employee director as of February 2019, have met the applicable guidelines as of the date of the 2018 annual report. Directors and executive officers of Twin River beneficially own 35.0% of the outstanding shares of Twin River common stock as of May 1, 2019. An affiliate of Twin River director Soohyung Kim beneficially owns 31.8%. See “Ownership of Securities and Related Shareholder Matters” of this proxy statement.

Twin River has adopted an insider trading policy, effective March 28, 2019, prohibiting trading in designated blackout periods by directors, officers and certain other executives or members of their immediate families. In addition, pursuant to Corporate Governance Guidelines effective March 28, 2019, Twin River directors and officers are prohibited from purchasing, selling or writing calls, puts or other options or derivative instruments on shares of Twin River common stock, or pledging shares of common stock as collateral or security for indebtedness. The “no hedging or pledging” policy is intended to apply to transactions that could be deemed to be speculative, such as short sales, options trading or other similar derivative transactions in Twin River securities, and hedging transactions, including zero-cost collars and forward sale contracts in which the individual continues to own the underlying security without the full risks and rewards of ownership.

Clawback Recoupment

On January 18, 2019, Twin River adopted a compensation recovery policy applicable to executive officers effective March 28, 2019 that allows Twin River to clawback previously earned performance-based incentive compensation, including equity compensation, for conduct constituting fraud, or other intentional misconduct, that results in material or financial or reputational harm to the company, including such conduct that requires Twin River to restate its previously published financial results. In the event of a restatement, the result of which is that any performance-based compensation paid would have been a lower amount had it been calculated based on such restated results, an independent director committee may recover the after-tax portion of the difference between the awarded compensation and the amount of the compensation had it been calculated based on the restated financial statements. In the event an executive officer engages in detrimental activity more generally, the committee may seek to recover any performance-based compensation previously paid to such officer.

Stock Loans

In 2015, Twin River adopted a plan under which directors and officers could borrow money from Twin River to finance the exercise price and related income taxes under previously granted stock options. Twin River required all such loans to directors or executive officers to be repaid during 2018. See “Certain Relationships and Related Transactions—Related Party Transactions” of this proxy statement for information about these loans.

Other Benefits and Limited Perquisites

During 2018, Messrs. Papanier and Carlin received health and welfare benefits under the same programs, and were subject to the same eligibility requirements, that applied to employees of Twin River generally. Messrs. Papanier and Carlin were also eligible to participate in Twin River’s 401(k) plan and in connection with such participation, receive a matching contribution from Twin River in the amount of $8,100. Twin River does not sponsor or maintain any deferred compensation programs. As an independent contractor, Mr. Taylor is not eligible to receive health, welfare or 401(k) benefits under Twin River’s plans.

In general, Twin River’s NEOs do not receive perquisites or other personal benefits that are not otherwise made available to employees of Twin River, except that Mr. Carlin received access to Twin River’s corporate apartment in Rhode Island prior to the end of 2018 plus an additional payment in respect of his associated income tax obligations.

Other Compensation-Related Matters

As a general matter, the Compensation Committee is responsible for reviewing and considering the various tax and accounting implications of the compensation and benefits programs it implements. Share-based compensation is expensed in accordance with FASB ASC Topic 718. In general, Twin River recognizes share-based compensation expenses in the period in which the employee or director is required to provide service, which is generally over the vesting period of the individual share-based award. The Compensation Committee and Twin River’s management also review existing compensation arrangements for tax efficiency and compliance.

Compensation Risk Assessment

The Compensation Committee has a process in place for reviewing its compensation programs for risk. When designing its compensation programs, the Compensation Committee strives to mitigate risks while retaining the design features that it believes work best to incentivize and motivate employees. The Compensation Committee reviews its compensation programs annually to ensure that its compensation programs do not encourage excessive risk-taking behavior. Based on its review, the Compensation Committee does not believe that its compensation programs and practices are reasonably likely to have a material adverse effect on Twin River.

Compensation Committee Interlocks and Insider Participation

During 2018, Mr. Taylor served as a member of the Compensation Committee and also held the position of Executive Chairman of Twin River. In connection with his role as Executive Chairman, Mr. Taylor and Twin River entered into a letter agreement, pursuant to which he received compensation from Twin River during 2018. During 2018, none of Twin River’s executive officers served on the Board of Directors or Compensation Committee of any entity that had one or more of its executive officers serving on Twin River’s Board of Directors or the Compensation Committee.

Election of New Chief Financial Officer

In early 2019, Twin River announced that Stephen H. Capp, who was a director of Twin River, had been elected as the Chief Financial Officer of Twin River effective as of January 1, 2019. Mr. Capp previously served as the Chief Financial Officer of Pinnacle Entertainment. In connection with his election as the Chief Financial Officer of Twin River, Mr. Capp stepped down from the Board of Directors.

Twin River entered into an employment agreement with Mr. Capp, effective as of January 1, 2019, in a form that is generally similar to the employment agreements that a subsidiary of Twin River had previously entered into with Twin River’s other non-director NEOs. The initial term of Mr. Capp’s employment agreement continues until December 31, 2021. Mr. Capp’s initial base salary is $600,000 per year, and his target annual cash bonus opportunity is equal to his annual base salary. As an employee, he will be eligible to participate in Twin River’s 401(k) plan and its health and welfare benefits programs. Mr. Capp received a one-time incentive in connection with his resignation from the Board of Directors equal to $150,000. He will also be entitled to annual equity award grants with targeted grant date value not less than $800,000, expected to be delivered as a combination of time-vesting and performance-vesting equity awards.

In connection with Mr. Capp’s election as Chief Financial Officer, Mr. Carlin stepped down as Chief Financial Officer of Twin River. However, Mr. Carlin will continue to assist Twin River as a consultant with respect to the transition of his duties. Mr. Carlin and a subsidiary of Twin River entered into an amendment to his existing employment agreement in order to set forth the terms of his transition and consulting relationship. The amended employment agreement with Mr. Carlin provides that his employment terminated as of December 31, 2018, and that he will provide corporate financial and financial reporting consulting services on an as-requested basis during 2019. Pursuant to his amended employment agreement, in respect of his 2019 consulting relationship, as well as the termination of his employment at the end of 2018, and in lieu of any other severance benefits, Mr. Carlin will (1) continue to receive his base salary during 2019, (2) remain eligible to receive his 2018 Annual PFP bonus, (3) be awarded a long-term equity incentive for 2018 at substantially the same level as if he had continued to serve as an officer during 2019, which will be settled in cash on or prior to June 30, 2019, and (4) depending on the level of Mr. Carlin’s consulting services during 2019 and other factors determined by the Compensation Committee, (a) be eligible for a cash bonus of up to $345,000 for consulting services performed in 2019 and (b) earn PSUs in respect of the 2019 performance period under his 2017 PSU award. In addition, Mr. Carlin will remain eligible for continued coverage under certain benefit plans during 2019. Mr. Carlin will remain subject to his existing non-competition, non-solicitation, confidentiality and other restrictive covenant obligations, and he executed a release of claims against Twin River in connection with his entry into the amendment to his employment agreement.

Compensation Committee Report *

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Twin River Worldwide Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 and in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

Soohyung Kim (Chair)
Terrence Downey

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

2018, 2017 and 2016 Executive Compensation

The following table provides information concerning the compensation of the 2018 NEOs for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
John E. Taylor, Jr.	2018	750,000	—	—	—	—	750,000
Executive Chairman	2017	675,000	203,000	900,000	—	—	1,778,000
	2016	—	—	—	—	—	—
George T. Papanier	2018	727,394	669,171	909,149	—	13,644	2,319,358
President and Chief Executive Officer	2017	720,026	304,500	979,637	735,434	18,492	2,758,089
	2016	705,584	304,500	307,964	617,981	1,163,977	3,100,006
Glenn A. Carlin	2018	547,144	135,000	272,843	—	33,231	988,218
Former Executive Vice President of Corporate Development, Chief Financial Officer and Treasurer	2017	541,089	21,500	293,945	492,736	41,120	897,654
	2016	530,584	21,500	92,367	414,047	799,884	1,858,382
(1)	For Messrs. Papanier and Carlin, represents the amount of base salary paid to each of them during the relevant year, and reflects any increase(s) in base salary that became effective during the applicable year.
(2)	For 2018, the amount shown reflects the discretionary bonus amount paid to Messrs. Papanier and Carlin in recognition of their leadership efforts in connection with Twin River’s transformative strategic initiatives during 2018. For further information regarding this payment, see the “Annual Incentives” section of the CD&A.
(3)	Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of RSUs and PSUs granted to the NEOs during the applicable year, as determined in accordance with FASB ASC Topic 718. For RSUs, the grant date fair value is equal to the number of RSUs multiplied by the fair market value of one share of Twin River’s common stock determined as of the applicable grant date.

The grant date fair value of PSUs is based on the probable outcome of the applicable performance conditions, which, as of the grant date used for financial accounting purposes, was equal to “target” level achievement for the relevant year. The amounts shown for 2018 reflect the aggregate grant date fair value calculated with respect to (1) the 1/3 portion of the 2016 PSU award that is attributable to the 2018 performance period and (2) the 1/3 portion of the 2017 PSU award that is attributable to the 2018 performance period. Assuming the maximum level of performance achievement as of the grant date, the grant date fair value for the 2018 portion of the 2016 PSU award would have been $1,227,467 and $368,371 for Messrs. Papanier and Carlin, respectively, and the grant date fair value for the 2018 portion of the 2017 PSU award would have been $590,724 and $177,315 for Messrs. Papanier and Carlin, respectively.

For a detailed discussion of Twin River’s long-term equity compensation program for 2018 (including the applicable performance factors and achievement levels), see the footnotes accompanying the “Grants of Plan-Based Awards” table, as well as the “Long-Term Incentives” discussion in the CD&A.

(4)	The amounts in this column reflect amounts earned by each of Messrs. Papanier and Carlin under the Annual PFP. For an explanation of how annual incentives are determined under this program for 2018, see the “Annual Incentives” section of the CD&A. Amounts earned in respect of performance achieved during the applicable year are generally paid prior to March of the immediately following year.
(5)	Amounts shown for 2018 consist of (1) $11,577 for Mr. Carlin’s use of Twin River’s corporate apartment in Rhode Island, plus an additional payment of $9,942 in respect of his associated income tax obligations, (2) Twin River contributions under Twin River’s 401(k) plan in the amount of $8,100 for each of Messrs. Papanier and Carlin, and (3) Twin River’s payment of group term life insurance premiums for Messrs. Papanier and Carlin in the amount of $5,544 and $3,612, respectively.

2018 Grants of Plan-Based Awards

The table below provides information regarding awards granted during 2018 to our NEOs.

		Compensation Committee Approval Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John E. Taylor, Jr.	—	—	—	—	—	—	—	—	—	—
George T. Papanier	January 1, 2018(1)	January 1, 2018	257,505	515,010	1,030,020	—	—	—	—	—
	January 1, 2018(2)	March 24, 2017	—	—	—	5,420	10,836	21,668	—	295,416
	January 1, 2018(3)	December 9, 2015	—	—	—	11,256	22,512	45,024	—	613,733
Glenn A. Carlin	January 1, 2018(1)	January 1, 2018	172,527	345,053	690,106	—	—	—	—	—
	January 1, 2018(2)	March 24, 2017	—	—	—	1,628	3,252	6,504	—	88,658
	January 1, 2018(3)	December 9, 2015	—	—	—	3,380	6,756	13,512	—	184,185
(1)	For Messrs. Papanier and Carlin, the amounts shown represent the range of cash incentive awards payable under the 2018 Annual PFP at threshold, target and maximum performance levels. “Threshold” is equal to 50% of the NEO’s target bonus award; “target” is equal to 100% of the NEO’s target bonus award; “above target” (not shown in the table above) is equal to 150% of the NEO’s target bonus award; and “maximum” is equal to 200% of the NEO’s target bonus award. No amounts will be earned unless at least threshold performance is achieved. No payments were made with respect to the 2018 Annual PFP because the threshold performance level was not achieved. Grant dates reflect the date on which the applicable NEO began participating in the 2018 Annual PFP. For a discussion of the 2018 Annual PFP, including the applicable performance factors and achievement levels, see the “Annual Incentives” section of the CD&A.
(2)	For Messrs. Papanier and Carlin, the amounts shown represent the range of PSUs eligible to vest with respect to the 2017 PSU award at threshold, target and maximum performance levels. Because the performance criteria and the target levels applicable to the 2017 PSU award are established in connection with the beginning of each one-year performance period (i.e., 2017, 2018 and 2019), the amounts shown above only reflect the 1/3 portion of the award that is attributable to the 2018 performance period. “Threshold” is equal to 50% of the NEO’s target PSU award for 2018; “target” is equal to 100% of the NEO’s target PSU award for 2018; “above target” (not shown in the table above) is equal to 150% of the NEO’s target PSU award for 2018 and “maximum” is equal to 200% of the NEO’s target PSU award for 2018. Performance is measured at the end of each of the three separate 2017, 2018 and 2019 performance periods. Any vested PSUs are settled at the beginning of 2020, subject to the NEO’s continued service with Twin River through January 1, 2020, subject to certain involuntary termination exceptions. For a detailed discussion of Twin River’s long-term equity compensation program for 2018 (including the applicable performance factors and achievement levels), see the “Long-Term Incentives” section of the CD&A.
(3)	For Messrs. Papanier and Carlin, the amounts shown represent the range of PSUs eligible to vest with respect to the 2016 PSU award at threshold, target and maximum performance levels. Because the performance criteria and target levels applicable to the 2016 PSU award are established in connection with the beginning of each one-year performance period (i.e., 2016, 2017 and 2018), the amounts shown above only reflect the 1/3 portion of the award that is attributable to the 2018 performance period. “Threshold” is equal to 50% of the NEO’s target PSU award for 2018; “target” is equal to 100% of the NEO’s target PSU award for 2018; “above target” (not shown in the table above) is equal to 150% of the NEO’s target PSU award for 2018 and “maximum” is equal to 200% of the NEO’s target PSU award for 2018. Performance is measured at the end of each of the three separate 2016, 2017 and 2018 performance periods. Any vested PSUs are to be settled on at the beginning of 2019, subject to the NEO’s continued service with Twin River through January 1, 2019, subject to certain involuntary termination exceptions. For a detailed discussion of Twin River’s long-term equity compensation program for 2018 (including the applicable performance factors and achievement levels), see the “Long-Term Incentives” section of the CD&A.
(4)	Amounts shown in this column reflect the aggregate grant date fair value of these PSU awards determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2018 Year-End

The following table sets forth certain information concerning shares of Twin River’s common stock subject to unexercised stock options and unvested equity incentive plan awards held as of December 31, 2018 by the NEOs:

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John E. Taylor, Jr.	—	—	—	—	—	—		—	—	—
George T. Papanier	—	—	—	—	—	57,304	(1)	1,750,637	—	—
	—	—	—	—	—	12,124	(2)	370,388	—	—
	—	—	—	—	—	15,464	(3)	472,425	—	—
	—	—	—	—	—	11,668	(4)	356,457	—	—
Glenn A. Carlin	109,564	—	—	$4.32	8/1/2023	—		—	—	—
(1)	For Mr. Papanier, amount reflects 25,168 PSUs that are eligible to be earned in respect of the 2016 performance period and 32,136 PSUs that are eligible to be earned in respect of the 2017 performance period applicable to the 2016 PSU Award, subject to his continued service through January 1, 2019. Achievement of the performance goal for the 2016 performance period was determined to be 104.7% of the target goal, resulting in a payout percentage of 111.8% of the target number of units. Achievement of the performance goal for the 2017 performance period was determined to be 108.6% of the target goal, resulting in a payout percentage of 142.8% of the target number of units earned. PSUs in respect of the 2016 PSU awards were settled in early 2019.
(2)	Restricted stock units were granted on December 9, 2015 and vested on January 1, 2019, subject to Mr. Papanier’s service with Twin River through the applicable vesting date, subject to certain involuntary termination exceptions.
(3)	For Mr. Papanier, amount reflects 15,464 PSUs that are eligible to be earned in respect of the 2017 performance period applicable to the 2017 PSU Award, subject to his continued service through the settlement date in 2020. Achievement of the performance goal for the 2017 performance period was determined to be 108.6% of the target goal, resulting in a payout percentage of 142.8% of the target number of units. Earned PSUs in respect of the 2017 PSU award will be settled on January 1, 2020, subject to Mr. Papanier’s continued service with Twin River through such date, unless certain involuntary termination events occur earlier.
(4)	Restricted stock units were granted on March 24, 2017 and will vest ratably on January 1 of each of 2019 and 2020, subject to Mr. Papanier’s service with Twin River through the applicable vesting date, subject to certain involuntary termination exceptions.
(5)	Amounts shown in this column represent the number of RSUs or PSUs multiplied by $30.55, the estimated fair market value of one share of Twin River’s common stock as of December 31, 2018.

Other Terms Applicable to Outstanding Equity Awards

The award agreements pursuant to which Messrs. Papanier and Carlin’s PSUs and RSUs were granted, as well as earlier option agreements pursuant to which each NEO’s stock options were granted, contained provisions which would have required Twin River, at the election of the applicable NEO and during certain specified periods, to repurchase certain shares of Twin River’s common stock settled or delivered in respect of those awards, in each case at the fair market value of the applicable shares of Twin River’s common stock at the time of the repurchase. These rights were surrendered in December of 2018.

2018 Option Exercises and Stock Vested

The following table contains information about restricted stock units held by the applicable NEO that vested during 2018. No options were exercised by the NEOs during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
John E. Taylor, Jr.	—	—	20,928	—
George T. Papanier	—	—	17,952	457,776
Glenn A. Carlin	—	—	42,616	1,274,709
(1)	For Mr. Taylor, represents the aggregate number of RSUs that vested during 2018, consisting of 1,744 RSUs that vested during each month in 2018. For Mr. Papanier, represents 12,120 time-based RSUs granted in 2015 that vested on January 1, 2018 and 5,832 time-based RSUs granted in 2017 that vested on January 1, 2018. For Mr. Carlin, represents (1) 3,636 time-based RSUs granted in 2015 that vested on January 1, 2018, (2) 1,752 time-based RSUs granted in 2017 that vested on January 1, 2018, (3) 7,552 PSUs that vested in respect of the 2016 performance period applicable to the 2016 PSU award upon his termination of employment on December 31, 2018, (4) 9,640 PSUs that vested in respect of the 2017 performance period applicable to the 2016 PSU award upon his termination of employment on December 31, 2018, (5) 6,752 PSUs that vested in respect of the 2018 performance period applicable to the 2016 PSU award upon his termination of employment on December 31, 2018, (6) 4,640 PSUs that vested in respect of the 2017 performance period applicable to the 2017 PSU award upon his termination of employment on December 31, 2018, (7) 3,252 PSUs that vested in respect of the 2018 performance period applicable to the 2017 PSU award upon his termination of employment on December 31, 2018 and (8) 5,392 time-based RSU’s that vested upon his termination of employment on December 31, 2018.
(2)	With respect to Mr. Taylor, pursuant to the terms of the applicable award agreement, the receipt of the shares underlying the RSUs that vested during 2018 has been deferred until the earlier to occur of (1) the first date on which Mr. Taylor has ceased providing services on the Board of Directors (other than for “cause”) and has incurred a “separation from service” (within the meaning of IRC Section 409A) and (2) the occurrence of a change in control. Therefore, as of the applicable vesting date, Mr. Taylor did not realize any value upon the vesting of his RSUs. For Mr. Papanier, represents the number of RSUs vested multiplied by $25.50, the estimated fair market value of one share of Twin River’s common stock on January 1, 2018. For Mr. Carlin, represents the number of RSUs vested multiplied by $25.50, the estimated fair market value of one share of the Company’s common stock on January 1, 2018, and the number of PSUs vested multiplied by $30.55, the estimated value of one share of the Company’s common stock on December 31, 2018.

2018 Pension Plan Benefits

None of the NEOs participate in any pension plans providing for payment or other benefits at, following, or in connection with retirement.

2018 Nonqualified Deferred Compensation

None of the NEOs participate in any deferred compensation plans or programs.

Agreements with NEOs

Employment Agreements with Messrs. Papanier and Carlin

On March 29, 2016, a subsidiary of Twin River entered into a new employment agreement with each of Messrs. Papanier and Carlin. Each employment agreement has an initial term ending on December 31, 2018, subject to automatic one-year extensions following the end of the initial term, unless proper notice of non-renewal is given in accordance with the agreement. The employment agreements provided for an initial base salary of $700,000 and $525,000, and an initial target annual bonus opportunity equal to $500,000 and $335,000, for each of Mr. Papanier and Mr. Carlin, respectively. The employment agreements also provide that the executives will each receive reimbursement of reasonable business expenses and five weeks’ of paid vacation each year.

Upon a termination of employment by Twin River without “justifiable cause” or by Mr. Papanier or Carlin for “good reason”, Twin River will pay to Mr. Papanier or Carlin, as applicable, the following separation payments and benefits: (1) any earned but unpaid annual bonus for the year prior to the year of termination, (2) a pro-rated annual bonus for the year in which the termination of employment occurred, and (3) continued payment of base salary for the longer of  (a) the amount of time remaining until the end of the term of the employment agreement, and (b) a period of 12 months following the termination date (the “Base Salary Continuation”). In addition, during the applicable severance period, Mr. Papanier or Carlin, as applicable, will continue to be eligible to participate in Twin River’s group health and dental plans (or, if the executive is ineligible to continue to participate in such plans, Twin River will pay the executive’s COBRA premiums during the applicable period).

If Mr. Papanier’s or Carlin’s employment is terminated by Twin River without “justifiable cause” or by Mr. Papanier or Carlin for “good reason” within 12 months following a “change in control”, he will be eligible to receive the same severance payments and benefits described above, except that the Base Salary Continuation and health continuation benefits will continue for the longer of  (1) the amount of time remaining until the end of the term of the employment agreement, and (2) a period of 24 months following the termination date. If Mr. Papanier’s or Carlin’s employment is terminated as a result of Mr. Papanier’s or Carlin’s death or disability, then Mr. Papanier or Carlin, as applicable, will be eligible to receive a pro-rated portion of the annual bonus payable under the Annual PFP for the year in which such termination of employment occurred.

Prior to the end of 2018, Mr. Carlin’s employment agreement provided that (1) Twin River would provide Mr. Carlin with access to a corporate apartment near Twin River’s facility in Lincoln, Rhode Island, the aggregate value of which was approximately $3,000 per month, including utility costs, and (2) as long as Mr. Carlin had not permanently relocated near Twin River’s facility in Lincoln, Rhode Island, Twin River would reimburse Mr. Carlin for certain costs associated with his travel to and from his home in New York.

For purposes of Messrs. Papanier’s and Carlin’s employment agreements, “good reason” generally means (1) a material diminution in his base salary, other than a general reduction in base salary that affects all similarly situated executives of Twin River; (2) a material diminution in his responsibilities to Twin River (other than temporarily during periods of physical or mental incapacity); or (3) a relocation of his principal place of employment such that the distance between his primary residence as of such relocation and his principal place of employment is increased by more than 50 miles.

For purposes of the employment agreements with Messrs. Papanier and Carlin, a “change in control” is defined by reference to the definition included in the 2015 Plan.

Messrs. Papanier and Carlin’s right to receive the severance benefits set forth in their respective employment agreements is subject to their execution of an effective release of claims against Twin River and its affiliates.

During the employment term and for the longer of the period of Base Salary Continuation or 12 months following the executive’s termination date, Messrs. Papanier and Carlin will be subject to certain geographically-limited non-competition restrictions. Messrs. Papanier and Carlin will also be subject to certain non-solicitation, non-disparagement and non-disclosure restrictions.

As described in the “Election of New Chief Financial Officer” section of the CD&A, Mr. Carlin’s employment agreement was amended in connection with the termination of his employment at the end of 2018 and the subsequent commencement of his consulting relationship as of January 1, 2019.

Letter Agreement with Mr. Taylor

Effective July 1, 2017, Twin River originally entered into the Taylor Letter Agreement in order to memorialize the terms and conditions applicable to Mr. Taylor’s role as Executive Chairman. The parties subsequently amended the Taylor Letter Agreement, effective as of December 31, 2018, primarily to extend its term. The term of the Taylor Letter Agreement, as amended, began on July 1, 2017 and will end on the earliest to occur of  (1) December 31, 2019, (2) a “change in control,” (3) the date on which the Board of Directors or Mr. Taylor gives the other written notice of his or its intent to terminate the Taylor Letter Agreement, or (4) the date of Mr. Taylor’s death. Under the Taylor Letter Agreement, in lieu of any other compensation for his service on the Board of Directors or any committee thereof, Mr. Taylor receives compensation of $100,000 per month. Mr. Taylor receives 62.5% of that amount in the form of cash, with the remaining 37.5% paid in the form of RSUs. If the term ends other than due to Mr. Taylor’s voluntary resignation not at the Board of Directors’ request, and other than a termination for “cause” or due to his death or disability, then he would continue to receive compensation at the level provided for under the Taylor Letter Agreement through December 31, 2019.

Under the Taylor Letter Agreement, the Compensation Committee has the discretion to pay Mr. Taylor an additional discretionary amount in the form of fully-vested RSUs. On April 2, 2019, the Compensation Committee approved a grant of 14,688 RSUs to Mr. Taylor. Mr. Taylor will also receive reimbursement for his out-of-pocket costs and expenses incurred by him in connection with his duties to Twin River, including living expenses in Rhode Island.

All of Mr. Taylor’s vested RSUs will be settled upon the earlier of Mr. Taylor’s termination of service (other than a termination for “cause”) and a “change in control” (as such terms are defined in the Taylor Letter Agreement).

For purposes of the Taylor Letter Agreement, a “change in control” means that any person or entity acquires beneficial ownership of a majority of Twin River’s voting stock or elects a majority of the Board of Directors, provided in either case that such event constitutes a “change in control event” with respect to Twin River for purposes of IRC Section 409A.

Potential Payments Upon Termination or Change in Control as of December 31, 2018

The chart below quantifies the payments and benefits to which the NEOs would have been entitled to upon termination of employment or service, or in connection with a change in control, had the applicable event occurred on December 31, 2018.

Name	Termination without Justifiable Cause or for Good Reason ($)		Termination for Death or Disability ($)		Termination without Justifiable Cause or for Good Reason in Connection with a Change in Control ($)
John E. Taylor, Jr.
Cash Severance	750,000	(1)	—		750,000	(1)
Health Benefits	—		—		—
Restricted Stock Units	450,000	(2)		(3)	—
Total	1,200,000		—		750,000
George T. Papanier
Cash Severance	1,236,010	(4)	515,010	(7)	1,957,010	(8)
Health Benefits	22,980	(5)	—		45,960	(9)
Restricted Stock Units & Performance Stock Units	3,790,400	(6)	3,790,400	(6)	3,968,567	(10)
Total	5,049,390		4,305,410		5,971,537
Glenn A. Carlin(11)
Cash Severance	885,803	(4)	345,053	(7)	1,426,553	(8)
Health Benefits	22,980	(5)	—		45,960	(9)
Restricted Stock Units & Performance Stock Units	1,137,193	(6)	1,137,193	(6)	1,190,717	(10)
Total	2,045,976		1,482,246		2,663,230
(1)	If the Board of Directors had terminated Mr. Taylor’s service on December 31, 2018, Mr. Taylor would continue to receive payment of his monthly cash compensation through December 31, 2019.
(2)	The value shown above represents the estimated fair market value of the Twin River shares underlying the RSU component of Mr. Taylor’s monthly compensation through December 31, 2019.
(3)	Upon a termination of Mr. Taylor’s service as a member of the Board of Directors as a result of his death or disability, no additional RSUs would be eligible to vest, but Mr. Taylor’s previously vested RSUs would be settled. The table above is intended to show the value attributable to the accelerated vesting of awards upon the specified events, and therefore no amount is shown to reflect the settlement of vested RSUs.
(4)	Assuming a termination that occurred on December 31, 2018, each of Messrs. Papanier and Carlin would have received continued base salary payments for 12 months following termination plus his earned bonus under the Annual PFP for 2018. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2018.
(5)	Represents estimated costs to Twin River of continued health benefits for 12 months.
(6)	Upon termination of employment (other than for “cause” or as a result of the NEO’s termination of his employment without “good reason”), each of Messrs. Papanier and Carlin would vest in the “next-tranche” of his unvested time-based RSUs (17,960 RSUs and

5,388 RSUs, respectively). Upon termination of employment (other than for “cause” or as a result of the NEO’s termination of his employment without “good reason”), the number of PSUs eligible to vest in respect of the 2018 performance period would also vest, assuming target level performance (equal to 33,344 PSUs for Mr. Papanier and 10,004 PSUs for Mr. Carlin). Messrs. Papanier and Carlin would also vest in the number of PSUs earned in respect of the 2016 and 2017 performance periods applicable to the 2016 PSU award (57,304 PSUs and 17,192 PSUs, respectively) and the number of PSUs earned in respect of the 2017 performance period applicable to the 2017 PSU award (15,464 PSUs and 4,640 PSUs, respectively). The total number of accelerated RSUs and PSUs was multiplied by $30.55, the estimated fair market value of one share of Twin River’s common stock on December 31, 2018.

(7)	Upon a termination of employment as a result of death or disability, each of Messrs. Papanier and Carlin would receive payment of his earned Annual PFP for 2018. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2018.
(8)	Assuming a termination that occurred on December 31, 2018 and that such termination occurred within one year following a change in control, each of Messrs. Papanier and Carlin would have received continued base salary payments for 24 months following termination plus his earned bonus under the Annual PFP for 2018. For purposes of these calculations, target-level bonus amounts are reflected as earned bonuses under the Annual PFP for 2018.
(9)	Represents estimated costs to Twin River of continued health benefits for 24 months.
(10)	Assumes a change in control date of December 31, 2018 and that no “replacement award” is provided to the award holder in connection with such change in control. The amount shown represents the accelerated vesting of all time-based RSUs (23,792 RSUs for Mr. Papanier and 7,140 RSUs for Mr. Carlin), the accelerated vesting of all unearned PSUs (assuming target level achievement) for the 2018 performance period (equal to 33,344 PSUs for Mr. Papanier and 10,004 PSUs for Mr. Carlin), the vesting of any earned PSUs in respect of the 2016 and 2017 performance periods applicable to the 2016 PSU Award (57,304 PSUs for Mr. Papanier and 17,192 PSUs for Mr. Carlin), and the vesting of any earned PSUs in respect of the 2017 performance period applicable to the 2017 PSU award (15,464 PSUs for Mr. Papanier and 4,640 PSUs for Mr. Carlin). The total number of accelerated RSUs and PSUs was multiplied by $30.55, the estimated fair market value of one share of Twin River’s common stock on December 31, 2018.
(11)	See the “Election of New Chief Financial Officer” section of the CD&A for more detailed information regarding Mr. Carlin’s termination of employment at the end of 2018, the subsequent commencement of his consulting relationship as of January 1, 2019, and the related amendment of his existing employment agreement.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche, LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company since 2015, and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2019.

In the event that the shareholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to shareholders for ratification.

A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte in connection with services rendered during the last two fiscal years.

	Year Ended December 31,
Fee Category	2018	2017
Audit Fees	956,000	572,000
Audit Related Fees	516,575	—
Tax Fees	105,450	29,066
All Other Fees	—	—
Total	1,578,025	601,066

Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to the review of the interim financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. The audit fee in 2018 reflects a change from American Institute of Certified Public Accountants auditing standard to Public Company Accounting Oversight Board standard in addition to the introduction of quarterly review procedures.

Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include, assurance engagements related to the Company’s registration statements with her the SEC on Form S-4, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. 2018 audit-related fees also include diligence fees related to the proposed acquisition of three casinos in Black Hawk, Colorado.

Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.

We did not incur any other audit and non-audit fees in 2018 and 2017.

Pre-Approval of Audit and Non-Audit Services

The Board of Directors adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2018.

We have discussed with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

AUDIT COMMITTEE

Terrence Downey (Chair)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

Our Corporate Governance Guidelines include a written policy for the review, approval or ratification of Related Party Transactions by the Audit Committee of our Board of Directors. For this purpose, “Related Party Transactions” are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any of their immediate family members. In considering such transactions, our audit committee considers the relevant facts and circumstances available to it regarding the transaction, including the material facts as to the related person’s relationship to or interest in the transaction.

Related Party Transactions

In July and November 2015, in connection with the exercise of stock options under the 2010 BLB Worldwide Holdings, Inc. Stock Option Plan, certain officers, directors and employees executed Secured Promissory Notes payable to TRMG (the “Secured Notes”) in amounts equal to the total exercise price of their stock options plus, in the case of certain officers, the amount of income taxes payable in connection with the exercise. In April 2016, certain directors executed secured promissory notes payable to TRMG in amounts equal to the amount of income taxes payable in connection with the July 2015 exercise.

The notes bore interest at rates ranging from 1.33% to 1.84%. Any unpaid interest at the end of a calendar quarter is added to the principal of the note, thereby compounding quarterly. The notes were secured by the shares issued in connection with the stock option exercise and were therefore considered nonrecourse for accounting purposes. As such, (1) the purchase of common stock with promissory notes continued to be accounted for as stock options and (2) no receivable for amounts due under the promissory notes for the exercise price of the stock options was recorded on the Company’s consolidated balance sheets.

As of December 31, 2017, there were $4.3 million of nonrecourse notes outstanding. During 2017, $0.3 million of the nonrecourse notes were repaid. The remaining balance of the nonrecourse notes was repaid during 2018. As of December 31, 2018, there were no nonrecourse notes outstanding. The Company considered the repayment of these notes as an exercise of stock options. Interest associated with the nonrecourse notes is less than $0.1 million for the years ended December 31, 2018, 2017 and 2016.

The principal amount due for taxes from officers, directors and employees was fully paid during 2018 and as of December 31, 2017 was $5.3 million. Additionally, as of December 31, 2017, the Company had a note receivable from an employee that is collateralized by the employee’s stock for $0.1 million which was repaid during 2018. The principal due for taxes and the note receivable from such employee were repaid during 2018. The principal amount due for taxes and the note receivable from such employee as of December 31, 2017 were included in receivables from related parties in the consolidated balance sheets. Interest income related to the receivables from related parties is less than $0.1 million in each of the years ended December 31, 2018 and 2017 and 2016.

PROPOSALS OF SHAREHOLDERS

Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2020 annual meeting of shareholders, but not included in the proxy statement, must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2020 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than March 12, 2020 and no sooner than February 11, 2020. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

OTHER MATTERS

Delivery of Proxy Materials to Households

SEC rules allow companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to any household at which two or more shareholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs.

Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement or notice of internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements or notice of internet availability of proxy materials for shareholders sharing the same address, please contact your broker, bank or other intermediary.

You may also obtain a separate annual report, proxy statement or notice of internet availability of proxy materials without charge by sending a written request to Twin River Worldwide Holdings, Inc., 100 Twin River Road, Lincoln, Rhode Island 02865, or by calling us at (401) 475-8474. We will promptly send additional copies of the annual report or proxy statement or notice of internet availability of proxy materials upon receipt of such request. Shareholders sharing an address who now receive multiple copies of our annual report, proxy statement or notice of internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to shareholders with shares registered directly in their name.

Solicitation

We will bear the cost of this solicitation of proxies, including the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter. We will not pay any additional compensation to officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. We have retained MacKenzie Partners to assist in the solicitation, the fees of which are expected to be approximately $10,000.

Other Business

The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

TWIN RIVER WORLDWIDE HOLDINGS, INC.

John E. Taylor, Jr. Chairman of the Board of Directors

May 6, 2019

TRWH

Twin River Worldwide Holdings, Inc.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the listed nominees.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Soohyung Kim　　02 John E. Taylor, Jr.

The Board of Directors recommends you vote FOR Proposal 2.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000423763_1 R1.0.1.18

Twin River Worldwide Holdings, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Shareholders and Annual Report on Form 10-K are available at www.proxyvote.com

TWIN RIVER WORLWIDE HOLDINGS, INC.
Annual Meeting of Shareholders
June 10, 2019 10:00 AM EDT
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints each of Stephen Capp and Craig Eaton, as proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned will possess if personally present, to vote the shares of common stock of the Company at the 2019 annual meeting of shareholders at Twin River Casino Hotel located at 100 Twin River Road, Lincoln, Rhode Island 02865 at 10:00 AM Eastern Time, on June 10, 2019, and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET.

Continued and to be signed on reverse side

0000423763_2 R1.0.1.18